Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2011

SAN FRANCISCO--(BUSINESS WIRE)--July 26, 2011--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the second quarter of 2011.

Highlights for the Second Quarter of 2011

  CAI reported net income attributable to CAI common stockholders for the second quarter of 2011 of $0.55 per fully diluted share, a 77% increase compared to $0.31 per fully diluted share for the second quarter of 2010.
  Container rental revenue for the second quarter of 2011 increased 77% compared to the second quarter of 2010 and 10% compared to the first quarter of 2011.
  Average owned fleet per diem rates per TEU for the second quarter of 2011 increased by 31% compared to the second quarter of 2010.
  Average fleet utilization for the second quarter of 2011 was 98%, the same as the first quarter of 2011.

Net income attributable to CAI common stockholders was $10.9 million for the second quarter of 2011, compared to $5.7 million for the second quarter of 2010, an increase of 92%.

Total revenue for the second quarter of 2011 was $28.8 million, compared to $17.4 million for the second quarter of 2010, an increase of 66%. Container rental revenue for the second quarter of 2011 was $24.7 million, compared to $14.0 million for the prior year quarter. The increase in container rental revenue was primarily due to a 37% increase in the average number of TEUs of owned containers on lease and to a 31% increase in the average owned fleet per diem rates compared to the second quarter last year. Management fee revenue for the second quarter of 2011 was $3.3 million, compared to $2.5 million for the prior year quarter. Finance lease income for the second quarter of 2011 remained unchanged at $0.5 million compared to the second quarter of 2010.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with our strong revenue and earnings growth this quarter resulting from the continued increase in containerized trade growth this year. Clarkson’s Research in July estimated overall containerized trade growth to remain at approximately 9% for 2011, supported by moderate growth of 6% in the main trading lanes to Europe and United States, and more robust growth within Asia, Latin America and the Middle East. This growth in containerized trade has resulted in an increase in pickup of equipment over recent months. During the second quarter we leased out approximately 39,000 TEUs of new containers and we have leased out an additional 13,000 TEUs to date in July. Utilization of our equipment remained at 98% this quarter and we expect utilization to continue at similar levels through the remainder of the year. We believe utilization will stay strong next year due to ongoing trade growth and the investment we have made over the past two years in equipment with multi-year leases.”

He continued further, “We are pleased that our investments in equipment commitments for this year have already exceeded our original expectations, and the level of investment last year. Our customers have already committed to pick up approximately $86 million of equipment during the remainder of the third quarter. All of this equipment, once on long term leases, will provide committed cash flow for the next several years.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2011	2010
Assets
Current assets
Cash	$11,064	$14,393
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,143 and $2,182 at June 30, 2011 and December 31, 2010, respectively	19,975	20,874
Accounts receivable (managed fleet)	19,863	19,496
Current portion of direct finance leases	3,276	3,948
Prepaid expenses	6,472	6,645
Deferred tax assets	1,875	1,931
Other current assets	2,910	1,364
Total current assets	65,435	68,651
Container rental equipment, net of accumulated depreciation of $94,706 and $85,596 at June 30, 2011 and December 31, 2010, respectively	738,659	530,939
Net investment in direct finance leases	11,236	7,886
Furniture, fixtures and equipment, net of accumulated depreciation of $780 and $548 at June 30, 2011 and December 31, 2010, respectively	2,229	2,383
Intangible assets, net of accumulated amortization of $6,053 and $5,982 at June 30, 2011 and December 31, 2010 respectively	3,000	3,593
Total assets	$820,559	$613,452

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,327	$2,411
Accrued expenses and other current liabilities	5,231	5,408
Due to container investors	24,132	23,283
Unearned revenue	5,799	5,724
Current portion of term loans	15,600	24,800
Current portion of capital lease obligations	3,479	4,438
Rental equipment payable	72,094	88,097
Total current liabilities	128,662	154,161
Revolving credit facility	256,600	51,600
Term loans	170,600	169,200
Deferred income tax liability	30,882	30,226
Capital lease obligations	9,803	10,509
Income taxes payable	82	82
Total liabilities	596,629	415,778

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at June 30, 2011 and December 31, 2010	2	2
Additional paid-in capital	127,504	127,064
Accumulated other comprehensive loss	(780)	(2,510)
Retained earnings	78,719	55,043
Total CAI stockholders' equity	205,445	179,599
Non-controlling interest	18,485	18,075
Total stockholders' equity	223,930	197,674
Total liabilities and stockholders' equity	$820,559	$613,452

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Container rental revenue	$24,711	$13,974	$47,096	$26,318
Management fee revenue	3,275	2,536	6,790	4,717
Gain on sale of container portfolios	253	348	1,663	614
Finance lease income	520	505	952	907
Total revenue	28,759	17,363	56,501	32,556

Operating expenses
Depreciation of container rental equipment	7,436	4,471	14,172	8,678
Amortization of intangible assets	343	341	686	695
Impairment of container rental equipment	5	11	10	28
Gain on disposition of used container equipment	(2,785)	(2,498)	(6,400)	(3,918)
Storage, handling and other expenses	1,360	1,763	2,455	3,954
Marketing, general and administrative expenses	5,517	5,527	10,119	10,476
Loss (gain) on foreign exchange	(37)	230	23	411
Total operating expenses	11,839	9,845	21,065	20,324

Operating income	16,920	7,518	35,436	12,232

Interest expense	3,529	963	6,503	1,820
Interest income	(1)	(88)	(4)	(120)
Net interest expense	3,528	875	6,499	1,700

Net income before income taxes and non-controlling interest	13,392	6,643	28,937	10,532
Income tax expense	2,301	967	4,851	1,807

Net income	11,091	5,676	24,086	8,725
Net income attributable to non-controlling interest	(211)	-	(410)	-

Net income attributable to CAI common stockholders	$10,880	$5,676	$23,676	$8,725

Net income per share attributable to
CAI common stockholders
Basic	$0.56	$0.32	$1.23	$0.49
Diluted	$0.55	$0.31	$1.20	$0.48

Weighted average shares outstanding
Basic	19,295	17,910	19,295	17,908
Diluted	19,798	18,141	19,779	18,098

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of June 30,
	2011	2010

Managed fleet in TEUs	468,598	512,836
Owned fleet in TEUs	415,260	263,632

Total	883,858	776,468

Conference Call

A conference call to discuss the financial results for the second quarter of 2011 will be held on Tuesday, July 26, 2011 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2011 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2011, the company operated a worldwide fleet of approximately 884,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com